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                                                                      EXHIBIT 11

                     INTERNATIONAL IMAGING MATERIALS, INC.

              CALCULATION OF NET INCOME PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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


                                                                Fiscal Year Ended March 31
                                                                --------------------------
                                                                 1995     1996      1997
                                                                -------  -------  --------

Net income                                                       $9,970   $9,903   $11,296

Weighted average shares outstanding                               8,326    8,750     8,571
Common stock equivalents for restricted stock, stock options
    and warrants                                                    767      474       396
                                                                 ------   ------   -------
    Weighted average common shares outstanding as adjusted        9,093    9,224     8,967
                                                                 ======   ======   =======

    Net income per share of common stock                         $ 1.10   $ 1.07   $  1.26
                                                                 ======   ======   =======

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